FOR IMMEDIATE RELEASE
November 16, 2001

Tellabs plans to reduce work force by about 1,000 people

Naperville, Ill. — In a move to align expenses and assets with reduced spending by communications carriers, Tellabs will reduce its worldwide workforce by about 1,000 people and close two facilities. Tellabs plans to reduce its workforce by about 800 employees in the United States and about 200 employees abroad. The company will close a manufacturing facility in Round Rock, Texas, and a research and development facility in Plymouth, Minn.

Through these and earlier actions, Tellabs expects to reduce its quarterly operating expenses to $180 million by the first quarter of 2002, a 26% reduction from first-quarter 2001 operating expenses of $242 million. Earlier this month, Tellabs added resources to accelerate development of the TITAN 6100 dense wavelength division multiplexing solution and discontinued development of the TITAN 6700 core optical switch.

As a result of these actions and a review of inventory, Tellabs will record restructuring and one-time charges of about $150 million in the fourth quarter of 2001. The charges are expected to include restructuring charges of $26 million, inventory-related charges of $85 million and other asset-related charges of $39 million.

"I'm saddened by this difficult step, but it is a necessary prelude to our long-term plan to reinvent Tellabs, renew our growth and adjust to the new realities of the communications marketplace," said Richard C. Notebaert, president and chief executive officer of Tellabs. "We are setting the stage for renewed growth by deepening our relationships with customers, protecting our financial strength and focusing intensely on what customers want-solutions in metro optical networking and business services."

In more than 80 countries around the globe, Tellabs helps the world's leading communications service providers build tomorrow's converged networks of voice, data and video. Tellabs employees design, build and service optical networking, broadband access and voice-quality enhancement equipment. Today, most telephone calls and Internet sessions in the United States flow through equipment from Tellabs (NASDAQ: TLAB; www.tellabs.com).

CONTACTS:
Jean Medina
+1.630.512.8336

Robin Urbanski
+1.630.512.8032

Tellabs, the Tellabs logo and TITAN are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries.